Exhibit 99.1
News Release
Contact Information:
Steven Moore
408-200-9221
smoore@pixelworks.com
Pixelworks Repurchases Bonds and Extends Share Repurchase Program
TUALATIN, Ore., August 6, 2008 — Pixelworks, Inc. (NASDAQ: PXLW), an innovative provider of powerful video and pixel processing technology, announced today that it has taken steps to further strengthen its balance sheet with the repurchase of outstanding bonds and the extension of its previously announced share repurchase program.
     On August 6, 2008, the Company repurchased approximately $15,000,000 aggregate principal amount of its outstanding 1.75% convertible subordinated debentures in a combination of open market and private transactions. The purchase price ranged from 70 to 71 percent of face value.
     Additionally, on July 31, 2008, Pixelworks’ Board of Directors approved an extension to the Company’s existing share repurchase program for an additional twelve months, through September 2009. As of June 30, 2008, the Company had approximately $4.4 million authorized for the repurchase of shares under the extended program.
About Pixelworks, Inc.
     Pixelworks, headquartered in Tualatin, Oregon, is an innovative designer, developer and marketer of video and pixel processing technology semiconductors and software for high-end digital video applications. At design centers in Shanghai and San Jose, Pixelworks engineers push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
Forward-Looking Statements
     Forward-looking statements in this release, including those statements relating to the strengthening of our balance sheet and the repurchase of our stock, are based on current expectations. These statements are not guarantees of future events or results. Future events and results involve some risks, uncertainties and assumptions that are difficult to predict. Actual events and results could vary materially from the description contained herein due to many factors, including changes in the market and price for the Company’s securities; changes in the Company’s business and financial condition; and other risks identified in the risk factors listed from time to time in the Company’s Securities and Exchange Commission filings.
     The forward-looking statements we make today, speak as of today, and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent SEC filings for a description of factors and conditions that could cause actual events and results to differ materially from those described here.
For more information, please visit the Company’s Web site at www.pixelworks.com.
#####
Pixelworks® and the Pixelworks logo® are trademarks of Pixelworks, Inc.